Exhibit 5.1

HUNTON ANDREWS KURTH LLP 200 PARK AVENUE NEW YORK, NY 10166-0005 TEL 212 • 309 • 1000 FAX 212 • 309 • 1100

FILE NO: 041147.0000435

February 11, 2020

Board of Directors

Philip Morris International Inc.

120 Park Avenue

New York, New York 10017

Re: Legality of Securities to be Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Philip Morris International Inc., a Virginia corporation (the “Company”), in connection with the registration by the Company of an indeterminate amount of its debt securities (the “Debt Securities”) and warrants to purchase Debt Securities (the “Debt Warrants”), as set forth in the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Debt Securities will be offered pursuant to an indenture (the “Indenture”), dated as of April 25, 2008, between the Company and HSBC Bank USA, National Association, as trustee. The Debt Warrants will be issued under one or more debt warrant agreements (each, a “Debt Warrant Agreement”) to be entered into between the Company and a bank or trust company, as debt warrant agent, as set forth in the applicable prospectus supplement relating to the particular issuance of Debt Warrants. The Debt Securities and Debt Warrants are to be issued in one or more series and will be offered on a continuous or delayed basis pursuant to Rule 415 of the Act, from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We have examined originals or reproductions or certified copies of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed necessary for the purpose of rendering this opinion, including, among other things:

(i)	the Amended and Restated Articles of Incorporation of the Company, as amended through the date hereof;

(ii)	the Amended and Restated By-laws of the Company, as amended through the date hereof;

(iii)	the resolutions of the Board of Directors of the Company authorizing the registration of the Debt Securities and the Debt Warrants;

(iv)	the Registration Statement, the Prospectus contained therein and the documents incorporated therein by reference;

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February 11, 2020

(v)	an executed copy of the Indenture;

(vi)	the form of Debt Securities; and

(vii)	the form of Debt Warrant Agreement.

For purposes of the opinions expressed below, we have assumed: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals of such documents; (c) the legal capacity of natural persons; (d) the genuineness of all signatures; and (e) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the due authorization, execution and delivery of the documents identified in (v) through (vii) above by the Company except as set forth below and the validity, binding effect and enforceability thereof upon the Company).

We have assumed that at any time any Debt Securities or Debt Warrants are sold pursuant to the Registration Statement, (a) a prospectus supplement will have been prepared and filed in accordance with the Act describing the Debt Securities or the Debt Warrants offered thereby and all related documentation and will comply with all applicable laws; (b) all of the Debt Securities or the Debt Warrants will be issued and sold in a manner stated in the Registration Statement and the applicable prospectus supplement; (c) all corporate and other action required to be taken by the Company to duly authorize each proposed issuance of the Debt Securities or the Debt Warrants and any related documentation, and the execution, delivery and performance of the Debt Securities or the Debt Warrants will have been taken; and (d) a Debt Warrant Agreement, underwriting or similar agreement and any other necessary agreement with respect to any Debt Securities or Debt Warrants offered or issued will have been duly authorized by all necessary corporate or other action of the Company and duly executed and delivered by the Company and the other parties thereto.

We do not purport to express an opinion on any laws other than the laws of the Commonwealth of Virginia and the State of New York.

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia, with corporate power and authority to issue the Debt Securities and Debt Warrants.

2. The Debt Securities, when (a) the terms and conditions of the Debt Securities have been duly established by an officer’s certificate in accordance with the Indenture, (b) any such officer’s certificate has been duly executed and delivered by the Company and (c) executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the purchasers thereof, will be the valid and binding obligations of the Company, enforceable in accordance with their final terms and the terms of the Indenture.

3. The Debt Warrants, when (a) the applicable Debt Warrant Agreement has been duly executed and delivered by the Company and each other party thereto, (b) the terms of the Debt Warrants have been established in accordance with the applicable Debt Warrant Agreement and (c) issued in accordance with the terms thereof, will be the valid, binding and enforceable obligations of the Company.

The opinions set forth above are subject to the qualification that the validity, binding effect and enforceability of the Company’s obligations under the Indenture, the Debt Securities, any Debt Warrant Agreement and the Debt Warrants may be subject to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws relating to or affecting the rights of creditors generally, including without limitation, fraudulent conveyance or transfer laws (including but not limited to the common law trust fund doctrine and Section 548 of the United States

February 11, 2020

Bankruptcy Code), and preference and equitable subordination laws and principles; (ii) general principles of equity (whether considered in a proceeding at law or in equity) and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance, good faith and fair dealing.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion letter is given as of the date hereof and we expressly disclaim any obligation to advise you of any changes in facts or in law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,
/s/ Hunton Andrews Kurth LLP